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Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

May 23, 1994


Security Benefit Life Insurance Company
700 SW Harrison Street
Topeka, KS 66604



Dear Sir/Madam:

In my capacity as Assistant Actuary of the Actuarial-Life Product Development Department of Security Benefit Life Insurance Company, I have provided actuarial advice concerning:

     The preparation of the pre-effective amendment Number 1 to the registration statement on Form S-6, filed by Security Benefit Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement") and the preparation of the policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

     The illustration of death benefits, cash values and accumulated premiums shown in the Appendix to the prospectus, based on the assumptions stated in the illustrations and on two pages immediately preceding the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of the Policies at ages 40 and 50 in the underwriting classes illustrated than to prospective purchasers of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

KEVIN HOWARD

Kevin Howard, A.S.A.
Assistant Actuary
Actuarial-Life Product Development
Security Benefit Life Insurance Company